Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the issuance of up to 1,047,900 shares of common stock of Assertio Therapeutics, Inc. (formerly known as Depomed, Inc.) pursuant to the restricted stock unit and performance-based restricted stock unit awards granted to newly-hired employees, of our reports dated February 28, 2018, with respect to the consolidated financial statements and schedule of Depomed, Inc. and the effectiveness of internal control over financial reporting of Depomed, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Chicago, Illinois

November 9, 2018